Exhibit 24.1
“6” April, 2011
POWER OF ATTORNEY

To:	Deutsche Bank A.G. Citigroup Global Markets Limited BNP Paribas UK Holdings Limited For themselves and on behalf of the Underwriters of the below mentioned issue

Re:	power of attorney related to Republic of Hungary further issuance of the Notes to be fungible with USD 7.625% Notes due 2041 in April 2011 (hereinafter referred to as “Notes”)
I, the undersigned György Matolcsy dr., Minister for National Economy being the Minister Responsible for Public Finances of the Republic of Hungary, acting on behalf of the Republic of Hungary, pursuant to the provisions of Section 113/A (6) of the Act No. XXXVIII. of 1992 on Public Finances of the Republic of Hungary hereby authorise
Mr.Gyula Pleschinger,
Chief Executive Officer of Government Debt Management Agency Private Company Limited by Shares to solely sign the Preliminary Prospectus Supplement, the Prospectus Supplement, the Underwriting Agreement, the Pricing Agreement, the Fiscal Agency Agreement (including any amendment to a previous Fiscal Agency Agreement), the Global Note(s) and any certificate, document, declaration and statement related to the issue of the Notes.
The signature specimen of Mr. Gyula Pleschinger is attached hereto.
This Power of Attorney is valid until its revocation.
/s/ György Matolcsy dr.
György Matolcsy dr.
Minister for National Economy
of the Republic of Hungary

Attachment
to the Power of Attorney
dated “6” April  , 2011
SIGNATURE SPECIMEN
/s/ Gyula Pleschinger
Gyula Pleschinger (Chief Executive Officer)